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                                                         DRAFT 2 11/25/03
                                                Privileged & Confidential


[LOGO SCHERING-PLOUGH]                                              News Release

                                                     Schering-Plough Corporation
                                                        2000 Galloping Hill Road
                                               Kenilworth, New Jersey 07033-0530

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For Release: IMMEDIATELY                            Contact: Robert J. Consalvo
                                                              (908) 298-7409



                      SCHERING-PLOUGH ANNOUNCES COMPLETION
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                     OF $2.4 BILLION SENIOR NOTES OFFERING
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KENILWORTH, N.J., Nov. 26, 2003 - Schering-Plough Corporation (NYSE: SGP) today announced the completion of the offering of $1.25 billion aggregate principal amount of 5.3% senior notes due 2013 and $1.15 billion aggregate principal amount of 6.5% senior notes due 2033 in an underwritten registered public offering. The interest rate on the notes is subject to adjustment in the event of certain rating changes to the notes. The interest payment dates for each series of notes are June 1 and December 1 of each year (commencing June 1, 2004), and the record dates for interest payments for each series of notes are May 15 and November 15 preceding the relevant interest payment date. Merrill Lynch & Co. and Citigroup acted as the joint book-running managers for the offering.

        This announcement is neither an offer to sell nor the solicitation of an offer to buy the senior notes or any other securities and shall not constitute an offer, solicitation or sale, nor shall there be any sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.

        DISCLOSURE NOTICE: This release contains forward-looking statements about Schering-Plough's intention to raise funds from the sale of senior notes which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise such forward-looking statements. For a discussion of risks and uncertainties that may cause actual results to vary from forward looking statements, see Schering-Plough's filings with the Securities and Exchange Commission, including the third quarter 2003 10-Q filed November 7, 2003.

        Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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